Apollo Group, Inc.
News Release

APOLLO GROUP, INC. ANNOUNCES THE APPOINTMENT OF
BRIAN MUELLER TO THE BOARD OF DIRECTORS

Phoenix, Arizona, March 29, 2006 — Apollo Group, Inc. (Nasdaq:APOL) announced that Brian Mueller has been appointed to its Board of Directors.

Mr. Mueller has been with the company for 19 years and is currently its President. In his career with Apollo Group and University of Phoenix he has held many positions, most recently as CEO of the University of Phoenix Online campus.

Dr. John Sperling, Acting Executive Chairman of Apollo Group, said “We are pleased to appoint Brian to our Board of Directors. He is an excellent complement to our Board and we look forward to the contributions and guidance he will provide as we continue to grow and expand.”

Members of the Company’s current Board of Directors are John Sperling, Peter Sperling, John Norton, John Blair, Hedy Govenar, and Dino DeConcini.

Apollo Group, Inc. has been providing higher education programs to working adults for almost 30 years. Apollo Group, Inc., operates through its subsidiaries: The University of Phoenix, Inc., Institute for Professional Development, The College for Financial Planning Institutes Corporation, and Western International University, Inc. The consolidated enrollment in its educational programs makes it the largest private institution of higher education in the United States. It offers educational programs and services at 95 campuses and 159 learning centers in 39 states, Puerto Rico, Alberta, British Columbia, Netherlands, and Mexico.

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit Apollo on the company website at: www.apollogrp.edu.

Company Contact:
Kenda B. Gonzales, CFO ~ (800) 990-APOL ~ kenda.gonzales@apollogrp.edu
Investor Relations Contact:
Janess Pasinski ~Apollo Group, Inc. ~ (800) 990-APOL, option 6 ~ janess.pasinski@apollogrp.edu
Press Contact:
Ayla Dickey ~ Apollo Group, Inc. ~ (480) 557-2952 ~ ayla.dickey@apollogrp.edu